UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	August 21, 2014

GREEN AUTOMOTIVE COMPANY

(Exact name of registrant as specified in its charter)

Nevada	000-54049	22-3680581
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5495 Wilson Street

Riverside, California 92509

(Address of principal executive offices)  (zip code)

(877) 449-8842

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 2.01 Completion of Acquisition or Disposition of Assets.

The Company has arranged for the disposition of the assets of its subsidiaries organized and operated in the United Kingdom (U.K.) under the circumstances and terms and conditions described below.  The decision to do so is based on management’s assessment of its U.K. operations, the working capital requirements to maintain these operations and the determination to focus the Company’s core business on the building of buses at its Newport Coachworks facility in Riverside, California.  Upon completion of the U.K. proceedings described in the next paragraph, the Company will eliminate approximately $1,352,178 of Company obligations consisting of approximately $689,481 of trade creditor debt, $622,697- in tax arrears and $40,000 of lease obligations.

The procedures will be conducted under the U.K. Insolvency Act of 1986.  On August 26 and 27, 2014, Lamey’s, an insolvency practitioner firm (“IP Firm”) retained by the Company, caused notices of a creditors committee meeting to be sent to each of  the following subsidiaries of the Company: GoinGreen, Liberty Europe.  The purpose of each of the respective creditors meetings is to conduct a voluntary liquidation of these subsidiaries in accordance with Section 98 of the U.K. Insolvency Act of 1986.  At each of the meetings there is expected to be a creditors voluntary liquidation (“CVL”) of these companies. Under the U.K. insolvency procedure the IP will supervise and conduct a sale or other disposition of the assets of the U.K. subsidiaries and use the proceeds to pay outstanding liabilities of the subsidiaries in a manner to be determined and approved at the creditors’ meeting. As a result, these U.K. subsidiaries will cease all Company affiliated operations and all liabilities of the subsidiary companies to their creditors will be paid or eliminated by operation of U.K. law.

Subject to approval at the creditors committee meeting for each company, former Liberty and Goingreen staff members led by Clive Southwell, a former director of the UK companies, have purchased the assets of Goingreen and LEC2 through a company they organized, Clean Transport and Technology Limited (Clean Technology”), for a purchase price of $9951 plus tax for LEC2 and $26,538 plus tax for Goingreen. The assets of LEC2 consist primarily of spare parts and batteries, and the assets of Goingreen consist primarily of parts, equipment and used vehicles.  The sale proceeds have been paid to the IP and, unless there is an objection to either sale at the respective creditors committee meetings when held, the proceeds will be distributed to the creditors of the respective subsidiaries.  The Company has been advised by the IP that the likelihood of an objection is small inasmuch as the IP received an independent valuation of the assets of these subsidiaries before accepting the purchase price into escrow.  Mr. Nicholas Hewson, a former director of the Company, made a small investment to assist Clive Southwell and his new team in the acquisition of the assets. Similarly, Ian G. Hobday, a current director of the Company lent Clean Technology a small sum of money to enable the purchase to go through.

The IP will send similar notices of creditors meetings to the creditors for LEC2 and Liberty shortly. The delay relates to entering into arrangements for the disposition of lithium batteries owned by one or both companies that comport with U.K. environmental law requirements.  If proper arrangements cannot be made, then the IP will consider alternatives for the dissolution of these two companies that may include compulsory liquidation.

The final outcome of these procedures will be the cessation of the Company’s U.K. business operations.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On August 21, 2014 Nicholas Hewson resigned as a director of the Company with his resignation effective that day. Mr. Hewson’s resignation was not related to any disagreement with the Company on any matter relating to the Company’s operations, policies and practices.  Mr. Hewson, who resides in the United Kingdom and is retired, informed the board that the geographic separation caused by the Company’s decision to reorganize its business to focus on U.S. based domestic operations, made his ability to devote the time required to perform his oversight functions as a director more difficult.  The Company accepted Mr. Hewson’s resignation and expressed appreciation for the services he performed as a director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREEN AUTOMOTIVE COMPANY

By:
Ian G. Hobday, CEO

September 2, 2014